Section 2.05. The REMICs. (a) For federal income tax purposes, the Trust Fund shall consist of two REMICs, the Lower Tier REMIC and the Upper Tier REMIC. The Certificates, other than the Class RL Certificate, shall be issued by the Upper Tier REMIC, and the Class RL Certificate shall be issued by the Lower Tier REMIC. The Lower Tier REMIC shall be evidenced by the Class RL Certificate and the regular interests having the characteristics and terms set forth in the following table, which interests (other than the Class RL Certificate) shall be issued by the Lower Tier REMIC to the Trustee. The Lower Tier Interests and the proceeds thereof shall be assets of the Upper Tier REMIC. Principal of and interest on the Lower Tier Interests shall be allocated to the Corresponding Classes of Certificates (or Components) in the manner set forth in the following table.

                                             Corresponding Class
                                             of Certificates(1)
                                             -------------------

                               Lower-Tier   Allocation   Allocation
Lower-Tier    Initial Lower     Interest        of           of
 Interest     Tier Balance        Rate      Principal     Interest
----------    -------------    ----------   ----------   ----------

   A1        $62,000,000.00      7.000%         A1           A1
   A2         12,470,000.00      7.000          A2           A2(2)
   A3         21,278,000.00      7.000          A3           A3(2)
   A4         15,738,000.00      7.000          A4           A4(2)
   A5         15,670,000.00      7.000          A5           A5(2)
   A7         34,507,000.00      7.000          A7           A7
   A8        120,000,000.00      7.000          A8           A8
   A9          7,904,800.00      7.000          A9           A9
   A10        10,900,000.00      7.000          A10          A10
   PO            120,239.08      0.000          PO           N/A
   M           5,493,000.00      7.000          M            M
   B1          3,139,000.00      7.000          B1           B1
   B2          1,570,000.00      7.000          B2           B2
   B3          1,570,000.00      7.000          B3           B3
   B4            471,000.00      7.000          B4           B4
   B5          1,099,115.95      7.000          B5           B5
   R                 100.00      7.000    1x      R            R


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(1)  Unless otherwise indicated, the amount of interest and principal allocable from a Lower Tier Interest to its Corresponding Class or Classes of Certificates on any Distribution Date shall be 100%.

(2) On each Distribution Date, interest accrued on each of Lower-Tier Interests A2, A3, A4 and A5 for the applicable Interest Accrual Period shall be allocated as follows: (x) an amount equal to the Accrued Certificate Interest on the Class of Certificates with the corresponding designation shall be allocated to such Class; and (y) the excess of such amount shall be allocated to the Class A6 Certificates.